McKesson Announces New $250-Million Share Repurchase Program

SAN FRANCISCO – Dec. 6, 2005 – McKesson Corporation (NYSE:MCK) today announced that its Board of Directors has authorized a new repurchase from time to time of up to $250 million of the company’s shares of common stock in open market or private transactions. The board’s authorization follows a previous $250 million share repurchase program authorized in August 2005, which has approximately $4 million remaining.
Repurchased shares will be held as treasury shares and used for general corporate purposes. At September 30, 2005, McKesson had approximately 308 million shares outstanding, and cash totaled $3.0 billion.

Risk Factors
Except for historical information contained in this press release, matters discussed may constitute “forward-looking statements”, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These statements may be identified by their use of forward-looking terminology such as “believes”, “expects”, “anticipates”, “may”, “should”, “seeks”, “approximates”, “intends”, “plans”, “estimates” or the negative of these words or other comparable terminology. The most significant of these risks and uncertainties are described in the company’s Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission and include, but are not limited to: the resolution or outcome of pending shareholder litigation regarding the 1999 restatement of our historical financial statements; the changing U.S. healthcare environment, including the impact of potential future mandated benefits; changes in private and governmental reimbursement or in the delivery systems for healthcare products and services; governmental efforts to regulate the pharmaceutical supply chain; changes in pharmaceutical and medical-surgical manufacturers’ pricing, selling, inventory, distribution or supply policies or practices; changes in customer mix; substantial defaults in payment or a material reduction in purchases by large customers; challenges in integrating and implementing the company’s software and software system products, or the slowing or deferral of demand for these products; the company’s ability to successfully identify, consummate and integrate strategic acquisitions; changes in generally accepted accounting principles (GAAP); foreign currency fluctuations; and general economic conditions. The reader should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The company assumes no obligation to update or revise any such statements, whether as a result of new information or otherwise.
About McKesson
McKesson Corporation (NYSE: MCK) is a Fortune 15 healthcare services and information technology company dedicated to helping its customers deliver high-quality healthcare by reducing costs, streamlining processes and improving the quality and safety of patient care. Over the course of its 172-year history, McKesson has grown by providing pharmaceutical and medical-surgical supply management across the spectrum of care; healthcare information technology for hospitals, physicians, homecare and payors; hospital and retail pharmacy automation; and services for manufacturers and payors designed to improve outcomes for patients. For more information, visit us at www.mckesson.com.

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CONTACT:
Larry Kurtz, 415-983-8418
(Investors and Financial Press)
larry.kurtz@mckesson.com
Kate Rohrbach 415-983-9023
(Business and Trade Media)
kate.rohrbach@mckesson.com